Exhibit 99.2

Dunkin' Brands Announces 2017 Retirement of Paul Twohig, President, Dunkin' Donuts U.S. and Canada

Company plans to name successor by late 2016;
Company also announces promotion of two senior marketing executives

CANTON, MA (April 28, 2016) - Dunkin’ Brands, the parent company of Dunkin' Donuts and Baskin-Robbins, today announced that Paul Twohig, President, Dunkin’ Donuts U.S. and Canada, 62, has decided to retire at the end of the first quarter of 2017. The Company plans to name a successor before the end of the year and is currently conducting a search which will consider both internal and external candidates.
Mr. Twohig will remain in his current position, with responsibility for Dunkin’ Donuts U.S. and Canada operations as well as global franchising and store development for both Dunkin’ Donuts and Baskin-Robbins, until a successor is appointed. After that, he will remain actively involved with the Company until he retires next year. He will continue to report to Nigel Travis, Dunkin’ Brands Chairman and CEO.     Dunkin’ Brands also announced the promotions of Chris Fuqua, 41, to Senior Vice President, Dunkin’ Donuts Brand Marketing, Global Consumer Insights & Product Innovation, and Scott Hudler,43, to Chief Digital Officer. Both Mr. Fuqua and Mr. Hudler will continue to report to Mr. Travis.

"Since joining the Company in 2009, Paul has been a major contributor to Dunkin’ Brands’ success. He has led the efforts of the Dunkin’ Donuts U.S. team to drive strong franchisee profitability and same-store sales, to deliver an outstanding restaurant experience, and to develop our restaurant footprint across the country. During Paul’s tenure, we have increased our domestic Dunkin’ Donuts store count by more than 30 percent, adding more than 2,000 net new restaurants across the country,” said Nigel Travis, Dunkin' Brands Chairman and CEO. “Paul has also consistently focused on people development, and as a result, we have strong operations and development teams in place ready to take our brands to new levels of success. I greatly appreciate all that Paul has done for Dunkin’ Brands and am confident that when he retires a year from now, he will leave us even better positioned for the future.”

"It has been a pleasure to work with our talented team of employees as well as our community of Dunkin’ Donuts franchisees. I am proud of all that we have been able to achieve together over the past seven years and look forward to another year full of accomplishment before my retirement," said Paul Twohig. “We have a great brand, tremendous development opportunities and the leadership and strategic plans in place to ensure our continued growth.”

Chris Fuqua has been with Dunkin’ Brands since 2009, joining the company as Senior Director of Strategy before moving to the marketing department. He is responsible for Dunkin’ Donuts’ U.S. marketing programs, food and beverage innovation, field marketing, and consumer insights for Dunkin’ Donuts and

Baskin-Robbins on a global basis. Prior to Dunkin’ Brands, Mr. Fuqua was with McKinsey & Company where he led numerous engagements with Retail and Consumer Packaged Goods clients.

Scott Hudler leads Dunkin’ Donuts’ U.S. digital, media, loyalty and advertising strategies. A marketing executive with Dunkin’ Brands for the past nine years, Mr. Hudler has led the Brand Marketing function for the Dunkin’ Donuts U.S. business as well as for the Dunkin’ Donuts and Baskin-Robbins International businesses. He previously held marketing positions with Mars, Inc. and Popeye’s Louisiana Chicken.

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About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the first quarter 2016, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,800 Dunkin' Donuts restaurants and more than 7,600 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Director, Investor Relations	Chief Communications Officer
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200